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                                                                    EXHIBIT 23.7

                         CONSENT OF PIPER JAFFRAY INC.

We hereby consent to the inclusion in the Registration Statement of GB Foods Corporation ("GB Foods") relating to the proposed merger of Timber Lodge Steak House, Inc. with and into a wholly owned subsidiary of GB Foods, of our opinion letter dated April 14, 1998 appearing as Annex C to the Joint Proxy Statement/Prospectus which is part of the Registration Statement, our supplemental letter dated June 30, 1998 appearing as part of Annex C, and our opinion letter dated April 14, 1998 appearing as Annex H and to the references of our firm name therein. In giving such consent, we do not thereby admit that we come within the category of person whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,


By /s/ PIPER JAFFRAY INC.
   -------------------------------------
       Piper Jaffray Inc.

Minneapolis, Minnesota
July 9, 1998